FOR FURTHER INFORMATION CONTACT:

Donald R. Chase, President                   Robert G. Eggleston, Jr., President
(413) 747-1494                               (860) 963-2265


FOR IMMEDIATE RELEASE

July 15, 1998


WESTBANK CORPORATION AND CARGILL BANCORP, INC. SIGN A
DEFINITIVE MERGER AGREEMENT

West Springfield, Massachusetts and Putnam, Connecticut July 15, 1998 *** Westbank Corporation (NASDAQ: WBKC), and Cargill Bancorp, Inc. today announced the signing of a definitive merger agreement. Cargill is the holding company for Cargill Bank, a $47.0 million asset institution headquartered in Putnam, CT. It operates three branches in Putnam, Quinebaug, and Woodstock.

"Westbank's primary objective is to build our franchise with an affiliation strategy that adds to earnings and shareholder value", according to Donald R. Chase, President and Chief Executive Officer of Westbank Corporation.

Under the terms of the agreement, Cargill Bancorp will be merged into Westbank Corporation. Cargill Bank will retain its local identity and remain a separate subsidiary of Westbank Corporation. Each share of Cargill common stock will be exchanged for 1.3008 shares of Westbank common stock, provided that the average closing price of Westbank's common stock during the 20-day pricing period ending five days before the last regulatory approval is obtained is greater than or equal to $13.07. If Westbank's average closing price is less than $13.07 but greater than or equal to $12.00, then Cargill shareholders will receive shares of Westbank common stock having a value of $17.00 per share. Cargill has certain rights to terminate the agreement if Westbank's average closing price is below $12.00 per share unless Westbank agrees to deliver shares of Westbank common stock having a value of $17.00 in exchange for each share of Cargill common stock.

"We are extremely pleased to have reached this agreement with Cargill Bancorp. Cargill Bank is a profitable community bank with a proven track record of delivering high-quality retail banking services. Our shareholders will benefit from a larger earnings base, a wider variety of markets and an expanded shareholder base", Chase said.

Based upon Westbank's recent closing price of $14.125 per share, the 1.3008 exchange ratio has a value of $18.37 per share. The price of $18.37 per share equates to a value of $5.92 million or 157.2% of tangible book value, 20.0 times Cargill's annualized six months earnings, and represents a 7.2 % deposit premium.

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It is anticipated that this merger will be accretive to Westbank's book value and earnings per share within twelve months of consummation of the merger.

In connection with the execution of the merger agreement, Cargill has issued an option to Westbank to purchase up to 19.9% of Cargill's common stock at a price of $12.00 per share. The transaction is expected to be treated as a tax-free exchange to holders of Cargill's common stock.

Consummation of the merger is subject to approval by bank regulatory authorities and the shareholders of Cargill Bancorp, as well as other customary conditions.

It is planned that Cargill will continue its successful approach to community banking, providing its customers with personalized service. The merger is expected to assist Westbank and Cargill in achieving their strategic objectives by widening the combined entities' outreach into Windham County, central Massachusetts, and northwest Rhode Island.

Robert G. Eggleston, President of Cargill Bank, will continue in that position. Mr. Eggleston remarked, "This merger brings together two successful banking organizations and combines Westbank's stronger commercial lending capabilities, broader deposit products and trust services with Cargill's vibrant consumer banking franchise. We are eager to join forces with Westbank to build upon these strengths in serving the individuals, businesses, and municipalities of northeast Connecticut. We believe the merger will provide fair value to Cargill's shareholders along with the opportunity to participate in the growth of the combined institutions."

Westbank Corporation will be a multi-bank holding company with pro forma total assets of approximately $400 million. The Company will operate, through its two bank subsidiaries, 15 offices.

Westbank Corporation separately announced its June 30, 1998
earnings at $885,000 or $0.24 per share for the quarter and $1.7 million or $0.46 per share for the first six months of 1998, an increase of 25% over the 1997 period.

Cargill Bancorp, which currently has a fiscal year-end of September 30, recently reported its June 30, 1998 quarterly earnings of $95,000 and nine months earnings at $209,000, an increase of 86% over the nine-month period ended June 30, 1997.








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